CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,520,000	$176.47

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 23, 2011

(To the Prospectus dated August 31, 2010 and Prospectus Supplement dated August 31, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-169119

Barclays Bank PLC Performance Securities

Linked to a Basket of Asian Currencies Relative to the U.S. Dollar due February 28, 2013

Investment Description

Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) that provide exposure to the performance of an equally-weighted basket of currencies (the “Underlying Basket”) relative to the U.S. dollar (USD). The Underlying Basket consists of selected currencies, including the Chinese renminbi (CNY), the Singapore dollar (SGD), the Korean won (KRW) and the Philippine peso (PHP) (the “Basket Currencies”). If the Basket Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Basket Return multiplied by the Participation Rate of 150%. If the Basket Return is equal to 0%, the Issuer will repay your principal amount at maturity. If the Basket Return is negative, the Issuer will repay less than the full principal amount, if anything, resulting in a loss that is proportionate to the negative Basket Return, but in no case will the payment at maturity be less than zero. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Exposure to Foreign Currencies—The Securities provide an opportunity to diversify your portfolio through exposure to the currencies of China, Singapore, South Korea and the Philippines.

❑

Participation in Positive Basket Returns—If the Basket Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Basket Return multiplied by the Participation Rate of 150%.

❑

Full Downside Market Exposure—If the Basket Return is negative, the Issuer will repay less than the full principal amount, if anything, resulting in a loss that is proportionate to the negative Basket Return, but in no case will the payment at maturity be less than zero. Investors could lose some or all of their initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	February 23, 2011
Settlement Date	February 28, 2011
Final Valuation Date[1]	February 25, 2013
Maturity Date[1]	February 28, 2013

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Performance Securities linked to the performance of an equally-weighted basket of currencies relative to the U.S. dollar. The Securities are offered at a minimum investment of $1,000, or 100 Securities, at $10 per Security and integral multiples of $10 in excess thereof.

Basket Currencies and Weightings	Participation Rate	Basket Starting Level	CUSIP	ISIN
CNY –25% SGD – 25% KRW –25% PHP – 25%	150%	100	06740P510	US06740P5109

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$1,520,000	$30,400	$1,489,600

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010, relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities linked to a Basket of Asian Currencies Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment.

♦

You seek an investment with a return linked to the performance of the Chinese renminbi, the Singapore dollar, the Korean won and the Philippine peso relative to the U.S. dollar, and you believe that the Basket Currencies will strengthen relative to the U.S. dollar over the term of the Securities.

♦	You are willing to invest in the Securities based on the Participation Rate of 150%.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Securities to maturity, a term of 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate the loss of some or all of your initial investment.

♦

You do not seek an investment with a return linked to the performance of the Chinese renminbi, the Singapore dollar, the Korean won and the Philippine peso relative to the U.S. dollar, or you believe that the Basket Currencies will weaken relative to the U.S. dollar over the term of the Securities.

♦	You are unwilling to invest in the Securities based on the Participation Rate of 150%.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-5 of this pricing supplement as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security
Minimum Investment:	$1,000 (100 Securities)
Term:	2 years
Underlying Basket[2]:	The Securities are linked to the performance of an equally-weighted basket of currencies (the “Underlying Basket”) relative to the U.S. dollar. The currencies comprising the Underlying Basket (each a “Basket Currency”), along with their respective weightings, are set forth below:
	Basket Currency	Currency Weighting
	Chinese renminbi	25%
	Singapore dollar	25%
	Korean won	25%
	Philippine peso	25%
Payment at Maturity (per $10.00):

♦      If the Basket Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Basket Return multiplied by the Participation Rate. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × Basket Return × Participation Rate]

Due to the Currency Return calculation, the maximum Basket Return is 100%.

♦       If the Basket Return is equal to 0%, the Issuer will repay the full principal amount at maturity.

♦      If the Basket Return is negative, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the depreciation of the Underlying Basket over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × Basket Return]

Your principal is fully exposed to any decline in the Underlying Basket and you will lose some or all of your investment at maturity if the Basket Return is negative, but in no case will the payment at maturity be less than zero.

Participation Rate:	150%
Basket Return	The performance of the Underlying Basket from the Trade Date to the Final Valuation Date, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	100
Basket Ending Level:

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 × [1 + (CNY Currency Return × 25%) + (SGD Currency Return × 25%) + (KRW Currency Return × 25%) + (PHP Currency Return × 25%)]

The returns set forth in the formula above reflect the performance of the Basket Currencies as described under “Currency Return” below.

Currency Return:

With respect to each Basket Currency, the percentage change from the respective Initial Spot Rate to the respective Final Spot Rate, calculated as follows:

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

Because the Currency Return is calculated pursuant to the formula above, the maximum possible Currency Return, and therefore the maximum possible Basket Return, will equal 100%. There is no comparable limit on the negative performance of a Currency Return or the Basket Return. However, in no case will the payment at maturity be less than zero.

Initial Spot Rate:

For each Basket Currency, the currency exchange rate for that Basket Currency relative to the U.S. dollar on the Trade Date, determined as described under “Spot Rate” below.

The Initial Spot Rates for the Basket Currencies are as follows:

USDCNY: 6.5828

USDSGD: 1.2786

USDKRW: 1,125.8

USDPHP: 43.627

Final Spot Rate:	For each Basket Currency, the currency exchange rate for that Basket Currency relative to the U.S. dollar on the Final Valuation Date, determined as described under “Spot Rate” below.

Spot Rate:

The Spot Rates, on any given day, including the Trade Date and Final Valuation Date, will be determined by the Calculation Agent in accordance with the following:

(a) where the currency exchange rate is “USDCNY”, the Chinese renminbi per U.S. dollar exchange rate which appears on Reuters screen “SAEC” opposite the symbol “USDCNY=“ at approximately 9:15 a.m., Beijing time, on the relevant date;

(b) where the currency exchange rate is “USDSGD”, the Singapore dollar per U.S. dollar exchange rate, which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the relevant date;

(c) where the currency exchange rate is “USDKRW”, the Korean won per U.S. dollar exchange rate which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” at approximately 3:30 p.m., Seoul time, on the relevant date; and

(d) where the currency exchange rate is “USDPHP”, the Philippine peso per U.S. dollar exchange rate, which appears on Reuters Screen PDSPESO to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, on the relevant date.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the Calculation Agent in a commercially reasonable manner and in accordance with general market practice.

Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

How Will the Basket Return Be Calculated?

Your payment at maturity will depend on the Basket Return. The following steps are necessary to calculate the Basket Return.

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The CNY Currency Return is the difference between the USDCNY Initial Spot Rate and USDCNY Final Spot Rate relative to the USDCNY Initial Spot Rate, expressed as a percentage and calculated as follows:

CNY Currency Return =	USDCNY Initial Spot Rate – USDCNY Final Spot Rate
USDCNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USDCNY Spot Rate.

The SGD Currency Return is the difference between the USDSGD Initial Spot Rate and USDSGD Final Spot Rate relative to the USDSGD Initial Spot Rate, expressed as a percentage and calculated as follows:

SGD Currency Return =	USDSGD Initial Spot Rate – USDSGD Final Spot Rate
USDSGD Initial Spot Rate

An increase in the value of the Singapore dollar relative to the U.S. dollar is expressed as a decrease in the USDSGD Spot Rate.

The KRW Currency Return is the difference between the USDKRW Initial Spot Rate and USDKRW Final Spot Rate relative to the USDKRW Initial Spot Rate, expressed as a percentage and calculated as follows:

KRW Currency Return =	USDKRW Initial Spot Rate – USDKRW Final Spot Rate
USDKRW Initial Spot Rate

An increase in the value of the Korean won relative to the U.S. dollar is expressed as a decrease in the USDKRW Spot Rate.

The PHP Currency Return is the difference between the USDPHP Initial Spot Rate and USDPHP Final Spot Rate relative to the USDPHP Initial Spot Rate, expressed as a percentage and calculated as follows:

PHP Currency Return =	USDPHP Initial Spot Rate – USDPHP Final Spot Rate
USDPHP Initial Spot Rate

An increase in the value of the Philippine peso relative to the U.S. dollar is expressed as a decrease in the USDPHP Spot Rate.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 × [1 + (CNY Currency Return × 25%) + (SGD Currency Return × 25%) + (KRW Currency Return × 25%) + (PHP Currency Return × 25%)]

Step 3: Calculate the Basket Return.

The Basket Return will be calculated as follows:

Basket Ending Level – Basket Starting Level

Basket Starting Level

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Basket or the Basket Currencies. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

You Risk Losing Some or All of Your Principal—The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Basket Ending Level is greater than or equal to the Basket Starting Level and will only make such payment at maturity. If the Basket Ending Level is below the Basket Starting Level, resulting in a negative Basket Return, the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the depreciation of the Underlying Basket from the Trade Date to the Final Valuation Date. Accordingly, if the Basket Ending Level has declined from the Basket Starting Level over the term of the Securities, you risk losing 100% of your principal, but in no case will the payment at maturity be less than zero.

♦

The Participation Rate Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Underlying Basket’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦

Credit of Issuer—The Securities are unsubordinated and unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦

No Interest Payments—The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Basket from the Trade Date to the Final Valuation Date.

♦

Your Maximum Possible Return on the Securities is Limited—Because the Currency Return for each Basket Currency is calculated by dividing (i) the difference of the Initial Spot Rate minus the Final Spot Rate by (ii) the Initial Spot Rate, the maximum Currency Return for any Basket Currency will equal 100%, resulting in a maximum possible Basket Return of 100%. Therefore, the return on the Securities is capped at 100% multiplied by the Participation Rate. In addition, because the Currency Return is calculated in this manner, there is no comparable limit on the negative performance of a Basket Currency or resulting negative performance of the Basket Return. Consequently, even if three of the Basket Currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be offset by a severe depreciation of the fourth Basket Currency. However, in no case will the payment at maturity be less than zero.

♦

Investing in the Securities is Not Equivalent to Investing Directly in the Basket Currencies—You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Currencies. Additionally, the Basket Return is based on the Currency Return of each of the Basket Currencies, which is in turn based on the formula set forth above. The Currency Returns are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

♦

Gains in the Currency Return of One or More Basket Currencies May Be Offset by Losses in the Currency Returns of other Basket Currencies—The Securities are linked to the performance of an equally-weighted basket comprised of the Basket Currencies relative to the U.S. dollar. The performance of the Underlying Basket will be based on the appreciation or depreciation of the Underlying Basket as a whole. Therefore, the positive Currency Return of one or more Basket Currencies may be offset, in whole or in part, by the negative Currency Return of one or more of the other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Underlying Basket is dependent on the Currency Return of each Basket Currency, which is in turn based on the formula set forth above.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as Calculation Agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes in this pricing supplement provides that it would be reasonable to take the position that gain from the sale or maturity of the Securities will be long-term capital gain if the Securities are held for more than one year and you properly make the election described below. However, there is a risk that the Internal Revenue Service might assert that (i) your Securities should be treated as a non-forward executory contract over the Underlying Basket and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this pricing supplement and consult your tax advisor with any questions.

♦

Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Basket.

♦

Many Economic and Market Factors Will Affect the Value of the Securities—The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the USDCNY Spot Rate, the USDSGD Spot Rate, the USDKRW Spot Rate and the USDPHP Spot Rate on any day will affect the market value of the Securities. Other factors that may influence the market value of the Securities include:

♦	volatility of the currency exchange rates between the Basket Currencies and the U.S. dollar;

♦	the time remaining to maturity of the Securities;

♦	Chinese renminbi, Singapore dollar, Korean won and Philippine peso interest rates, as well as interest and yield rates in the market generally;

♦	variety of economic, financial, political, regulatory or judicial events; and

♦	the creditworthiness of Barclays Bank PLC, including actual or anticipated downgrades in the Issuer’s credit ratings.

♦

The Payment at Maturity on Your Securities is Not Based on the Performance of the Basket Currencies Relative to the U.S. Dollar at Any Time Other than the Final Valuation Date—The Basket Return will be based solely on the Spot Rates as of the Final Valuation Date relative to the respective Initial Spot Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the Basket Currencies drops precipitously relative to the U.S. dollar on the Final Valuation Date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the related currency exchange rates at a time prior to such drop. Although the value of the Basket Currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Securities may be higher than on the Final Valuation Date, you will not benefit from any currency exchange rates other than the Spot Rates as of the Final Valuation Date.

♦

Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates related to the value of the Basket Currencies (including foreign exchange and currency derivative transactions, such as over-the-counter options or other derivative products related to the USDCNY, USDSGD, USDKRW and USDPHP currency exchange rates) may adversely affect the value of the Basket Currencies relative to the U.S. dollar and, therefore, the market value of the Securities.

♦

Emerging Markets Risk—An investment linked to emerging market currencies, which include the Basket Currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

Legal and Regulatory Risks—Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, on the value of the Securities.

♦

Currency Markets May Be Volatile—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your Securities in varying ways, and different factors may cause the value of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

♦

Suspension or Disruption of Market Trading in the Basket Currencies May Adversely Affect the Value of the Securities—The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the Securities.

♦

Market Disruptions May Adversely Affect Your Return—The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return and calculating the amount that we are required to pay you upon maturity in the manner described herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents the Calculation Agent from determining the Basket Return or payment at maturity in the ordinary manner or prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that the Final Valuation Date and the Maturity Date will be postponed and the Calculation Agent will determine the Basket Return or payment at maturity in good faith and in a commercially reasonable manner, which may adversely affect the return on your Securities. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Securities.

Scenario Analysis and Examples at Maturity

The examples and tables below illustrate the payment at maturity for a $10 principal amount Security on an offering of Securities with the terms set forth below. The Final Spot Rates of each Basket Currency, the Basket Ending Level and resulting Basket Return will be determined as of the Final Valuation Date. Numbers appearing in the examples and tables below have been rounded for ease of analysis.

Term:	2 years
Basket Starting Level:	100
Participation Rate:	150%

Basket Ending Level	Basket Return	Payment at Maturity	Total Return at Maturity
175.00	75.00%	$21.25	112.50%
165.00	65.00%	$19.75	97.50%
155.00	55.00%	$18.25	82.50%
150.00	50.00%	$17.50	75.00%
145.00	45.00%	$16.75	67.50%
140.00	40.00%	$16.00	60.00%
135.00	35.00%	$15.25	52.50%
130.00	30.00%	$14.50	45.00%
125.00	25.00%	$13.75	37.50%
120.00	20.00%	$13.00	30.00%
115.00	15.00%	$12.25	22.50%
110.00	10.00%	$11.50	15.00%
105.00	5.00%	$10.75	7.50%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
-10.00	-110.00%	$0.00	-100.00%
-20.00	-120.00%	$0.00	-100.00%
*	Because the Currency Return is calculated pursuant to the formula set forth in “Final Terms”, the maximum possible Currency Return, and therefore the maximum possible Basket Return, will equal 100%. There is no comparable limit on the negative performance of a Currency Return or the Basket Return. However, in no case will the payment at maturity be less than zero.

The following payment examples for the Securities show scenarios for the payment at maturity on the Securities, illustrating positive and negative Basket Returns reflecting either correlated or offsetting appreciation and depreciation in the Basket Currencies relative to the U.S. dollar. The hypothetical Final Spot Rate values have been chosen arbitrarily for the purpose of illustration only, and should not be taken as indicative of the future performance of any Basket Currency relative to the U.S. dollar.

Example 1—On the Final Valuation Date, all Basket Currencies have strengthened against the U.S. dollar. (This occurs when the Final Spot Rate decreases from the Initial Spot Rate, reflecting a fewer number of the Basket Currency per U.S. dollar.)

Step 1: Calculate the Currency Return for each of the Basket Currencies.

Basket Currency	Initial Spot Rate	Final Spot Rate	Currency Return
CNY	6.5828	6.2537	5.00%
SGD	1.2786	1.1827	7.50%
KRW	1,125.8	1,069.5	5.00%
PHP	43.627	42.536	2.50%

The Currency Return for each Basket Currency is calculated as follows:

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (5.00% × 25%) + (7.50% × 25%) + (5.00% × 25%) + (2.50% × 25%)] = 105

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	105 – 100	= 5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is positive, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10+ [$10 × Basket Return × Participation Rate]

$10 + ($10 x 5.00% x 150%) = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a total return on the Securities of 7.50%

Example 2—On the Final Valuation Date, two of the Basket Currencies have strengthened against the U.S. dollar (this occurs when the Final Spot Rate decreases from the Initial Spot Rate, reflecting a fewer number of the Basket Currency per U.S. dollar) and two of the Basket Currencies have weakened against the U.S. dollar (this occurs when the Final Spot Rate increases from the Initial Spot Rate, reflecting a greater number of the Basket Currency per U.S. dollar).

Step 1: Calculate the Currency Return for each of the Basket Currencies.

Basket Currency	Initial Spot Rate	Final Spot Rate	Currency Return
CNY	6.5828	6.9119	-5.00%
SGD	1.2786	1.2147	5.00%
KRW	1,125.8	1,159.6	-3.00%
PHP	43.627	42.318	3.00%

The Currency Return for each Basket Currency is calculated as follows:

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (-5.00% × 25%) + (5.00% × 25%) + (-3.00% × 25%) + (3.00% × 25%)] = 100

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	100 – 100	= 0.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is equal to 0%, the Issuer will repay the full principal amount at maturity. The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

Example 3—On the Final Valuation Date, all Basket Currencies have weakened against the U.S. dollar. (This occurs when the Final Spot Rate increases from the Initial Spot Rate, reflecting a greater number of the Basket Currency per U.S. dollar.)

Step 1: Calculate the Currency Return for each of the Basket Currencies.

Basket Currency	Initial Spot Rate	Final Spot Rate	Currency Return
CNY	6.5828	9.8742	-50.00%
SGD	1.2786	1.6622	-30.00%
KRW	1,125.8	1,351.0	-20.00%
PHP	43.627	52.352	-20.00%

The Currency Return for each Basket Currency is calculated as follows:

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (-50.00% × 25%) + (-30.00% × 25%) + (-20.00% × 25%) + (-20.00% × 25%)] = 70

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	70 – 100	= -30.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return is negative, the investor is fully exposed to the depreciation of the Underlying Basket. The Issuer will pay a payment at maturity of less than the full principal amount, resulting in a loss that is proportionate to the negative Basket Return, calculated as follows per $10 principal amount Security:

$10 + [$10 × Basket Return]

$10 + [$10 × -30.00%] = $10 + -$3.00 = $7.00

The payment at maturity of $7.00 per $10 principal amount Security represents a loss on the Securities equal to the Basket Return of -30.00%.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Basket. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Securities as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Securities for more than one year. More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Securities should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Securities.

You may make the election described above by clearly identifying your Securities as subject to such election in your books and records on the date you acquire your Securities. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Securities, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Securities were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Securities in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Securities are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Securities.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Securities that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on

Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Securities.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, the Internal Revenue Service could take the position that your Securities should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Securities. Accordingly, it is possible that any gain or loss you might recognize with respect to the Securities could be U.S. source ordinary income or loss even if you make the election described above.

In December 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Securities are economically equivalent to deposits in the currencies that make up the Underlying Basket, however, because (a) the Securities do not provide for accruals of interest, (b) the performance of the Securities is linked to a basket of currencies, rather than a single currency, and (c) the return on the Securities increases by [$1.40] for each $1 increase in the value of the Underlying Basket (i.e., the Securities are “leveraged”). We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Securities. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Securities. Under one such view, it is possible that your Securities could be treated as one or more debt instruments denominated in the currencies that make up the Underlying Basket. If your Securities are so treated, it is possible that (i) you could be required to accrue interest with respect to the Securities on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Securities could be ordinary gain or loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations of your Securities, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Historical Information

The following graphs set forth the historical performance of the USDCNY, USDSGD, USDKRW and USDPHP currency exchange rates from January 2, 2001 through February 23, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On February 23, 2011, the Spot Rates of USDCNY, USDSGD, USDKRW and USDPHP were 6.5828, 1.2786, 1,125.8 and 43.627 respectively.

We obtained the information regarding the currency exchange rates of the USDCNY, USDSGD, USDKRW and USDPHP below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates of USDCNY, USDSGD, USDKRW and USDPHP should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the Spot Rates on the Final Valuation Date. We cannot give you assurance that the performance of the USDCNY, USDSGD, USDKRW and USDPHP Spot Rates will result in the return of any of your initial investment.

Your payment at maturity will be based on the performance of an equally-weighted basket of currencies relative to the U.S. dollar. The decrease of the Spot Rate of any Basket Currency (meaning such Basket Currency strengthens relative to the U.S. dollar) will have a positive impact on the overall Basket Return. Conversely, the increase in the Spot Rate of any Basket Currency (meaning such Basket Currency weakens relative to the U.S. dollar) will have a negative impact on the overall Basket Return. Exchange rate movements in the Basket Currencies may not correlate with each other, and the decrease in the exchange rate (or strengthening) of one Basket Currency relative to the U.S. dollar may be moderated, or more than offset, by lesser decreases or an increase in the exchange rate (or weakening) of the other Basket Currencies relative to the U.S. dollar.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.